U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 10/A

                                 AMENDMENT NO. 1

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       TRAVEL SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

           FLORIDA                                              65-0871073
-------------------------------                             --------------------
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                             Identification No.)

        220 CONGRESS PARK DRIVE
         DELRAY BEACH, FLORIDA                                       33445
----------------------------------------                          ----------
(Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code      (561) 266-0860

Securities to be registered under Section 12(b) of the Act:

     TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
     -------------------                        ------------------------------

_____________________________________    _______________________________________

_____________________________________    _______________________________________

Securities to be registered pursuant to Section 12 (g) of the Act:

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                                (Title of Class)


--------------------------------------------------------------------------------
                                (Title of Class)

REINCORPORATION OF TRAVEL SERVICES INTERNATIONAL, INC. FROM DELAWARE TO FLORIDA

         INTRODUCTION. This registration statement on Form 10 (the "Registration Statement") is filed by the Registrant (also referred to herein as "TSI Florida" and the "Corporation") in connection with the reincorporation (the "Reincorporation") of Travel Services International, Inc., a Delaware corporation ("TSI Delaware"), from Delaware to Florida. The Registrant is a wholly owned subsidiary of TSI Delaware. TSI Delaware and TSI Florida will cause the Reincorporation to occur, as further described below, on or about the time that this Registration Statement becomes effective under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the date of the Reincorporation shall be referred to herein as the "Effective Date").

         MERGER AND REINCORPORATION. On the Effective Date, TSI Delaware and TSI Florida will file, as applicable, a certificate of merger with the State of Delaware and articles of merger with the State of Florida in order to consummate the Reincorporation in accordance with the terms of an Agreement and Plan of Merger, dated as of October 29, 1998 (the "Plan of Merger"), among TSI Delaware and the Registrant. Pursuant to the Plan of Merger, TSI Delaware will be merged with and into TSI Florida (the "Merger") with TSI Florida being the surviving corporation and the separate corporate existence of TSI Delaware shall cease. Pursuant to the Merger, TSI Florida will change its name to "Travel Services International, Inc."

         As a result of the Merger, TSI Florida will succeed by operation of law to all of the assets, rights, powers and property of TSI Delaware and will assume all of the debts, liabilities and obligations of TSI Delaware. Upon completion of the Merger, the Board of Directors of TSI Florida will be comprised of the directors of TSI Delaware with identical terms of office, and the persons who are currently serving as executive officers of TSI Delaware will continue to serve in the same capacities for TSI Florida.

         On the Effective Date of the Merger, each outstanding share of restricted voting common stock, par value $0.01 par value per share, of TSI Delaware (the "TSI Delaware Restricted Stock"), will be automatically converted into one fully-paid and nonassessable share of the restricted voting common stock, par value $0.01 per share, of TSI Florida (the "TSI Florida Restricted Stock"), and each outstanding share of non-restricted common stock, par value $0.01 per share, of TSI Delaware (the "TSI Delaware Non-restricted Stock" and together with TSI Delaware Restricted Stock, the "TSI Delaware Common Stock) will be automatically converted into one fully-paid and nonassessable share of the non-restricted common stock, par value $0.01 per share, of TSI Florida (the "TSI Florida Non-restricted Stock" and together with the TSI Florida Restricted Stock, the "TSI Florida Common Stock").

         After the Merger, each outstanding certificate representing shares of TSI Delaware Common Stock will continue to represent the same respective number of shares of TSI Florida Common Stock and such certificates will be deemed for all corporate purposes to evidence ownership of shares of TSI Florida Common Stock. The TSI Florida Common Stock will be substituted for TSI Delaware Common Stock on The Nasdaq Stock Market ("Nasdaq") and will continue to trade under the symbol "TRVL" without interruption, and Nasdaq will consider the delivery of existing stock certificates of TSI Delaware as constituting "good delivery" of shares of TSI Florida in stock transactions effected after the Merger. TSI Delaware stockholders will not be required to undertake a mandatory exchange of their certificates for shares of TSI Delaware Common Stock for certificates of TSI Florida Common Stock.

         The Registrant's predecessor corporation, TSI Delaware, will have securities registered pursuant to Section 12(g) of the Exchange Act at the effective time of the Merger. The Registrant is filing this Form 10 for the purpose of accomplishing such registration pursuant to Section 12(g) of the Act with respect to the TSI Florida Common Stock.

         REASONS FOR THE REINCORPORATION. The principal reason for the Reincorporation is to reduce expenses. Under the Delaware General Corporation Law (the "Delaware Act"), TSI Delaware is currently required to pay Delaware an annual franchise tax of approximately $150,000. By contrast, a corporation organized under the laws of the State of Florida is currently required to pay an annual fee of $150, but is not required to pay any franchise tax as required by Delaware. An additional reason for the Reincorporation is to conform TSI Delaware's legal residence to its principal place of business.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Proposal to Approve the Reincorporation of the Company from Delaware to Florida" on pages 20 through 29 contained in TSI Delaware's Proxy Statement, filed with the SEC on July 6, 1998 relating to TSI Delaware's 1998 Annual Meeting of Shareholders.

ITEM 1.  BUSINESS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Risk Factors" (on pages 8 through 13) and "Business" (on pages 25 through 33) contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567). See also "Item 13 -- Financial Statement and Supplementary Data" of this Registration Statement for related financial information.

         The language and materials incorporated by reference into this Item 1 is supplemented and qualified by the following information:

         1.  BUSINESS OVERVIEW.

                  A. The following paragraph is an addition to the information under the caption "Business --Business Overview":

                        Currently, the Company does not have any material portion of its assets, operations or customers located outside of the United States. Substantially all of the Company's revenues are from customers based within the United States, where all of the Company's services are provided. Any revenue generated outside of the United States is currently not material to the Company's consolidated net revenues and results of operations.

                  B. The first paragraph under "Business -- Business Overview" is hereby supplemented with the following paragraph which replaces such first paragraph:

                        The Company is a leading specialized distributor of cruise vacations, domestic and international airline tickets and European auto rentals, and a leading provider of electronic hotel reservation services, to travel agents and travelers.

                        The Company commenced operations in July 1997 concurrently with its initial public offering and the acquisition of five specialized travel distributors, and has since acquired an additional 15 operating companies and a software development company. To date, the Company has focused its acquisitions primarily on distributors of cruise vacations to take advantage of recognized growth opportunities in that segment, and the Company believes that it has emerged as the largest distributor of cruise vacations in the world, based on sales volume during 1998. The Company also looks for opportunities to expand into new segments of the leisure travel industry that are complementary to its existing lines of business. In June 1998, the Company entered the lodging travel services segment with the acquisition of Lexington which the Company believes, based on Consortia 25 (an annual article published by Hotels, an industry publication), is the second largest electronic hotel reservation services company in the United States, based on the number of rooms booked during 1997. In 1997, on a pro forma basis, the Company sold reservations for approximately 274,000 airline passengers, 213,000 cruise passengers, 259,000 European auto rentals and 1,316,000 room nights, representing gross sales volume in excess of approximately $600 million.

         2.  TRAVEL PROVIDER RELATIONSHIPS.

                  The following paragraphs are in addition to the information under the caption "Business -- Travel Provider Relationships":

                        Each of Carnival Cruise Line, Royal Caribbean Cruise Line, Avis Europe Limited, and Europcar International, S.A. were responsible for approximately 10% of the Company's consolidated net revenues for the nine months ended September 30, 1998.

                        The Company's agreements with travel providers are generally short-term agreements that are cancelable on relatively short notice and, therefore, travel providers can, and often do, modify the terms of contracts as industry conditions change, including terms relating to commissions, access to inventory and pricing. Such agreements generally permit the Company to sell the travel products at either preferred prices or with preferred commission structures because of the Company's reputation, historical relationships, expertise, and substantial volume of business it conducts with the travel providers, however, such contracts generally do not create commitments by the travel providers for fixed capacity or inventory. The Company, through its subsidiaries, currently operates with more than one agreement with many of its travel providers. Although the Company's agreements with its travel providers in the aggregate are important to the Company's success, the Company does not believe that cancellation of any one of these agreements would have a material adverse effect on the Company's business or results of operations, however, there can be no assurance that cancellation of one or more of such agreements would not result in such a material adverse effect.

ITEM 2.  FINANCIAL INFORMATION.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 11 through 19 contained in TSI Delaware's Form 10-Q for the quarter ended September 30, 1998, which was filed with the SEC on November 16, 1998; and (ii) "Selected Historical and Pro Forma Financial Data" on pages 16 through 17 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 18 through 24 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 3.  PROPERTIES.

         As of December 15, 1998, the Company had 37 office facilities, 2 of which it owns and 35 of which are leased. As the Company continues to implement its growth strategy, certain changes are expected, such as combinations of facilities, expansion of other facilities, including the Company's corporate headquarters in Delray Beach, Florida, and the implementation of new call centers or shared services centers. The Company's facilities are set forth in the table below.

                                                              OWNED/     EXPIRATION        SQUARE        ANNUAL
             COMPANY                       LOCATION           LEASED        DATE            FEET          RENT
----------------------------------------------------------------------------------------------------------------
ABC Corporate Services              Chicago, IL              Leased       3/31/99           2,600       $ 77,000
ABC Corporate Services              Omaha, NE                Leased       12/31/99          4,050        112,000
Auto Europe (3)                     Portland, ME             Owned           --            38,000           --
AutoNet International               Delray Beach, FL         Leased (1)      --              --             --
Cruise Fairs of America             Los Angeles, CA          Leased       1/31/99           4,758        123,000
Cruises Inc.                        Syracuse, NY             Leased       2/28/06          10,600        168,000
Cruisemasters                       Los Angeles, CA          Leased       7/31/02           5,500         86,000
CruiseOne                           Deerfield Beach, FL      Leased       9/30/00           4,316         70,500
Cruises Only                        Jacksonville, FL         Leased       11/30/99          4,750         50,000
Cruises Only (3)                    Orlando, FL              Owned           --            37,600           --
Cruises Only                        Syossett, NY             Leased       4/30/04          16,312        180,000
Cruise Outlets of the Carolinas     Charlotte, NC            Leased       3/1/00            2,620         70,000
Cruise World                        Wilton, CT               Leased       10/31/02          2,600         36,000
Cruise World                        Fresh Meadows, NY        Leased       9/30/07           1,000         17,000
Cruise World                        Rockville Center, NY     Leased       4/30/07           1,500         20,000
Cruise World                        Huntington, NY           Leased       9/30/00           1,000         22,000
Cruise World                        Westbury, NY             Leased       1/31/99           1,135         22,000
Cruise World                        Briarcliff Manor, NJ     Leased       3/31/02           2,300         29,000
Cruise World                        Morristown, NJ           Leased       11/30/00          1,404         18,000
Cruise World                        Ridgewood, NJ            Leased       12/31/97(2)         900         16,000
D-FW Tours                          Dallas, TX               Leased       1/31/00          12,443        182,000
Diplomat Tours                      Sacramento, CA           Leased       8/31/99           6,000        107,000
Gold Coast Cruises                  North Miami, FL          Leased       8/31/12          13,000        150,000
Landry & Kling                      Coral Gables, FL         Leased       6/30/01           3,680         77,000
Lexington Services                  Arlington, TX            Leased       7/31/00          20,371        359,000
Ship `N' Shore                      Englewood, FL            Leased       11/20/02          7,214         90,000


Ship `N' Shore                      Anchorage, Alaska        Leased       5/30/97(2)          900         16,000
Ship `N' Shore                      Williamsville, NY        Leased       7/31/01           1,000         15,000
Ship `N' Shore                      Fort Myers, FL           Leased       2/28/00           1,500         13,500
Ship `N' Shore                      Longboat Key, FL         Leased       8/31/00             964         12,000
Ship `N' Shore                      Anchorage, Alaska        Leased       5/8/98            1,250         16,000
The Cruise Line Inc.                Miami, FL                Leased       5/15/02          10,250        213,000
The Travel Company                  Atherton, CA             Leased       7/31/00           2,300         70,000
Travel 800                          San Diego, CA            Leased       11/30/03         15,605        241,000
Travel Services International       Delray Beach, FL         Leased       10/20/04         16,900        290,000
Travel Services International       Delray Beach, FL         Leased       11/1/00           2,800         51,000
1-800-Cruises                       Boca Raton, FL           Leased       10/1/00           2,102         46,000

-------------------
(1)     Contained within the Company's corporate headquarters.
(2) Location continues to be occupied on a month-to-month basis, with the consent of the landlord.
(3)     Subject to a mortgage.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Principal and Selling Stockholders" on pages 12 through 13 contained in TSI Delaware's Registration Statement on Form S-3 (SEC File No. 333-61337).

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Management -- Directors and Executive Officers" on pages 34 through 36 and "Management -- Board of Directors" on pages 36 through 37 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

         The language and materials incorporated by reference into this Item 5 is supplemented and qualified by the following information:

                        Effective October 31, 1998, Michael Moriarty resigned from his position as President and Chief Operating Officer of the Company due to the serious illness of a member of his immediate family. Joseph Vittoria, the Company's Chairman and Chief Executive Officer, has assumed additional responsibilities concerning the Company's operations. Along with the Company's other senior management staff, John DeLano, who was recently promoted to Senior Vice President of Operations, and Spencer Frazier, the Company's Chief Marketing Officer, assist Mr. Vittoria with his added responsibilities. In addition, Mr. DeLano has assumed direct responsibility for providing direction to senior management of the operating companies. The Company believes it is well positioned to manage the transition following Mr. Moriarty's resignation.

ITEM 6.  EXECUTIVE COMPENSATION.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Management -- Director Compensation; 1997 Non-employee Directors' Stock Plan" on pages 37 through 38; "Management -- Executive Compensation" on pages 38 through 39; "Management -- Employment Agreement; Covenants Not to Compete" on pages 39 through 40; and "Management -- Compensation Committee Interlocks and Insider Participation" on page 41 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

         The language and materials incorporated by reference into this Item 6 is supplemented and qualified by the following information:

                        Although Mr. Moriarty has resigned from his position as President and Chief Executive Officer as described in
                        Item 5 of this Registration Statement above, he will continue to assist the Company and be paid his salary for such efforts through the end of 1998. Effective January 1, 1999, Mr. Moriarty's employment with the Company will be terminated. No severance compensation will be paid to Mr. Moriarty. Mr. Vittoria's compensation will continue according to his existing employment agreement without modification due to the additional duties being assumed. The Company does not anticipate any material impact on executive compensation due to Mr. Moriarty's retirement.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Certain Transactions" on pages 42 through 43 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 8.  LEGAL PROCEEDINGS.

         As of the date of this Registration Statement, TSI Florida is not involved in any legal claims or actions.

         TSI Delaware is involved in various legal claims and actions arising in the ordinary course of business. The Registrant believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

         The TSI Delaware Common Stock is traded on Nasdaq under the symbol "TRVL." The following table sets forth the high and low reported sales prices for each quarter (or partial quarter) in 1997 and 1998, as quoted on Nasdaq:

                                                               HIGH      LOW
                                                               ----      ---
             1997
Third Quarter (from July 22, 1997)                           $25 5/8   $18 7/8
Fourth Quarter                                                26        19 3/8

             1998
First Quarter                                                 33 11/16  17 7/8
Second Quarter                                                39 3/8    30
Third Quarter                                                 36 9/16   13
Fourth Quarter (through December 21, 1998)                    26 5/8     8 3/8

         The closing price of TSI Delaware Common Stock, as reported by Nasdaq, on December 21, 1998 was $24.875. The approximate number of record holders of TSI Delaware Common Stock as of December 21, 1998 was 142. The Registrant believes that a larger number of beneficial owners hold such shares in depository or nominee form.

         The Registrant intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on TSI Florida Common Stock for the foreseeable future. In addition, TSI Delaware's line of credit (which upon consummation of the Reincorporation and the Merger will be assumed by TSI Florida) includes restrictions on the ability of the Registrant to pay cash dividends without the consent of the lender.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Item 15. Recent Sales of Unregistered Securities" on pages II-2 through II-3 contained in Part II of TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567). Since the last sale of unregistered securities in March 1998 disclosed therein, the Company has not sold any unregistered securities during 1998 through the date of this Registration Statement.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Proposal to Approve the Reincorporation of the Company from Delaware to Florida" on pages 20 through 29 contained in TSI Delaware's Proxy Statement, filed with the SEC on July 6, 1998 relating to TSI Delaware's 1998 Annual Meeting of Shareholders and Exhibit B (pages B-1 through B-5) to such Proxy Statement; and (ii) "Description of Capital Stock -- Common Stock and Restricted Common Stock" on page 46 and "Description of Capital Stock -- Preferred Stock" on pages 46 through 47 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Management -- Indemnification Agreements" on page 40 contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws

         Article Seven of the Registrant's articles of incorporation (the "Florida Articles") states that: "A director shall not be personally liable to the Corporation or the holders of shares of capital stock or any other person for monetary damages for any statement, vote, decision, act or failure to act, for which such liability is precluded or otherwise eliminated under Section
607.0831 or otherwise under the Florida Business Corporation Act. If the Florida Business Corporation Act is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification. Article Eight of the Registrant's Florida Articles states that: "The Corporation shall indemnify and may advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board may from time to time deem appropriate or advisable." In addition, the Registrant's Bylaws further provide that the Registrant shall indemnify its officers, directors, advisory directors and employees to the fullest extent permitted by law.

         The Registrant will enter into indemnification agreements with each of its executive officers, its advisory director and directors which indemnifies such person to the fullest extent permitted by its Florida Articles, its Bylaws and under the Florida Business Corporation Act. The Registrant also maintains directors and officers liability insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Item 1. Financial Statements" on pages 3 through 10 contained in TSI Delaware's Form 10-Q for the quarter ended September 30, 1998, which was filed with the SEC on November 16, 1998; and (ii) the "Index to Financial Statements" and all items referenced therein contained on pages F-1 through F-60 in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

         1.  INTANGIBLE ASSETS AND AMORTIZATION.

                  The disclosures under the caption "Intangible Assets and Amortization" contained in "Note (2) Summary of Significant Accounting Policies" to TSI Delaware's financial statements on page F-8 of TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567), is supplemented with the following paragraphs:

                        The Combinations and certain other acquisitions were accounted for using the purchase method of accounting. The cost of the acquisition is first allocated to all identifiable assets acquired and to the liabilities assumed, at their estimated fair values at the date of acquisition. The excess of the cost of the acquired business over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed is recorded as goodwill.

                        In most cases, because of the nature of the operations of the business acquired, including its customers base, and because of the short-term duration of the businesses' contracts, intangible assets such as customer lists, distribution agreements, employee workforce, computer systems, franchisee agreements and trademarks are not separately identified as allocated costs.

                        At the time of an acquisition accounted for using the purchase method of accounting, allocations of purchase price are initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning valuation of such assets and liabilities become available normally within one year of the date of the acquisition. Additional information necessary for certain acquisitions may include final determinations of such matters as the amount of income taxes reimbursable to sellers, the amount of contingent consideration related to the acquisition, and total legal and accounting costs associated with the acquisitions. The Company does not believe there will be any material change to allocations of purchase prices as of December 31, 1997.

                        Goodwill is being amortized on a straight-line basis generally over 35 years (5 years for goodwill related to an acquired software development business), representing the approximate remaining useful life of acquired intangible assets. Accumulated amortization totals $514,000 at December 31, 1997 and $921,000 (unaudited)
                        at March 31, 1998. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed", subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining net book value may warrant revision or may not be recoverable. If factors indicate that the net book value of any acquisitions should be evaluated for possible impairment, the Company in measuring whether such cost is recoverable will use an estimate of the acquired business's undiscounted operating income in excess of net assets of the acquired businesses.

         2.  INCOME TAXES.

               The disclosures under the caption "Note (9) Income Taxes" in TSI Delaware's financial statements on page F-18 of TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567), is supplemented with the following information:

Net deferred income tax assets and liabilities are comprised of the following:

                                                                                    December 31,
                                                                             ----------------------------
                                                                                 1997           1996
                                                                             ------------  --------------
Current net deferred income taxes
      Conversion from cash to accrual method of accounting for income taxes     $347,000      $-
      Accrued liabilities and deferred income                                    354,000       -
      Provision of doubtful accounts                                             150,000       -
      Other                                                                      (78,000)      (17,000)
                                                                             ------------  --------------
Current net deferred tax assets (liability)                                     $773,000      ($17,000)
                                                                             ============  ==============
Non-current net deferred income taxes
      Goodwill basis                                                            ($63,000)     $-
      Other                                                                       80,000       -
                                                                             ------------  --------------
Non-current net deferred tax asset                                               $17,000      $-
                                                                             ============  ==============

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.

ITEM 15. FINANCIAL STATEMENT AND EXHIBITS.

         (a)  Financial Statements

              The Registrant incorporates herein by reference the information, discussion and related matters disclosed in Item 13 hereof.

         (b)  Exhibits

         EXHIBIT NUMBER                                                DESCRIPTION
         --------------                                                -----------
              2.1                           Agreement and Plan of  Organization,  dated as of May 9, 1997,  among
                                            TSI Delaware, Auto-Europe, Inc. (Maine),  Imad Khalidi,  Alex Cecil
                                            and Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil.(1)
              2.2                           Agreement and Plan of Organization, dated as of May 9, 1997, among TSI
                                            Delaware, Cruises Only, Inc., Wayne Heller and Judy Heller.(1)
              2.3                           Agreement and Plan of  Organization,  dated as of May 9, 1997,  among
                                            TSI Delaware, 800-Ideas, Inc. and Susan Parker.(1)
              2.4                           Agreement and Plan of  Organization,  dated as of May 9, 1997,  among
                                            TSI Delaware,  Cruises,  Inc.,  Robert G. Falcone,  Judith A. Falcone
                                            and Pamela C. Cole.(1)
              2.5                           Agreement and Plan of  Organization,  dated as of May 9, 1997,  among
                                            TSI  Delaware,  D-FW Tours,  Inc.,  D-FW Travel  Arrangements,  Inc.,
                                            John W. Przywara and Sharon S. Przywara.(1)
              2.6                           First  Amendment  to  Agreement  and Plan of  Organization  among TSI
                                            Delaware,  Auto-Europe,  Inc.  (Maine),  Imad Khalidi Alex Cecil and
                                            Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil.(2)
              2.7                           First  Amendment  to Agreement  and Plan of Merger,  dated as of June
                                            30,  1997,  by and  among  TSI  Delaware,  Cruises,  Inc.,  Robert G.
                                            Falcone, Judith A. Falcone, and Pamela C. Cole.(2)
              2.8                           First  Amendment  to Agreement  and Plan of Merger,  dated as of June
                                            30,  1997,  by and among TSI  Delaware,  Cruises  Only,  Inc.,  Wayne
                                            Heller and Judy Heller.(2)
              2.9                           First  Amendment  to Agreement  and Plan of Merger,  dated as of June
                                            30,  1997,  by and  among TSI  Delaware,  D-FW  Travel  Arrangements,
                                            Inc., John W. Przywara and Sharon Scott Przywara.(2)

                                       12

              2.10                          First  Amendment  to Agreement  and Plan of Merger,  dated as of June
                                            30,  1997,  by and  among TSI  Delaware,  800-Ideas,  Inc.  and Susan
                                            Parker.(2)
              2.11                          Agreement  and Plan of Merger,  dated as of October 29, 1998,  by and between TSI Delaware and the Registrant.(10)
              3.1                           Articles of Incorporation of the Registrant.(10)
              3.2                           Bylaws of the Registrant.(10)
              4.2                           Form of Restriction and Registration  Rights  Agreement,  dated as of
                                            July 28,  1997,  between  TSI  Delaware  and the each of the  persons listed on the schedule thereto.(4)
             10.1                           Amended and Restated Employment Agreement, dated as of July 22, 1997, between TSI Delaware and Joseph V. Vittoria.(4)
                                            Amended and Restated Employment Agreement, dated as of May 12, 1997, between TSI Delaware and Jill M. Vales.(4)
                                            Amended and Restated Employment Agreement, dated as of June 6, 1997, between TSI Delaware and Michael J. Moriarty.(4)
                                            Employment Agreement, dated July 22, 1997, between TSI Delaware and
                                            Mel Robinson.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Auto
                                            Europe, LLC and Imad Khalidi.(4)
                                            Employment Agreement, dated July 18, 1997, among TSI Delaware, Auto
                                            Europe, LLC and Alex Cecil.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises,
                                            Inc. and Robert Falcone.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises,
                                            Inc. and Judith Falcone.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises,
                                            Inc. and Holley Christen.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises
                                            Only, LLC and Wayne Heller.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises
                                            Only, LLC and Judy Heller.(4)
                                            Employment Agreement, dated July 22, 1997, among TSI Delaware, Travel
                                            800, LLC and Susan Parker.(4)
             10.2                           Form of Indemnification  Agreement,  dated July 28, 1997, between TSI
                                            Delaware   and  each  of  the  persons  set  forth  on  the  schedule thereto.(4)
             10.3                           1997 Long Term Incentive Plan.(3)
             10.4                           Non-Employee Directors' Stock Plan.(3)
             10.6                           Employment  Agreement,  dated July 25, 1997, between TSI Delaware and
                                            Suzanne B. Bell.(4)
             10.7                           Employment  Agreement,  dated  as  of  July  25,  1997,  between  TSI
                                            Delaware and Maryann Bastnagel.(4)

                                       13

             10.8                           Credit  Agreement,  dated as of October 15, 1997,  by and between TSI
                                            Delaware and NationsBank, N.A.(4)
             10.9                           Stock  Purchase  Agreement,  dated as of October 28, 1997,  among TSI
                                            Delaware,  CruiseOne,  Inc.,  Anthony J. Persico and Charlotte  Luna,
                                            as amended.(5)
             10.10                          Stock  Purchase  Agreement,  dated as of October 28, 1997,  among TSI
                                            Delaware,  Cruise  World,  Inc.,  and the sellers named  therein,  as amended.(5)
             10.11                          Stock  Purchase  Agreement,  dated as of October 28, 1996,  among TSI
                                            Delaware,  Ship `N' Shore  Cruises,  Inc.,  Cruise  Time,  Inc.,  SNS
                                            Coachline,  Inc., Cruise Mart, Inc., SNS Travel  Marketing,  Inc. and
                                            Natalee Stutzman, as amended.(5)
             10.12                          Asset  Purchase  Agreement,  dated as of February 9, 1998,  among TSI
                                            Delaware,  Gold  Coast  Travel  Agency  Corporation,  Inc.  and  Rhea
                                            Sherota.(6)
             10.13                          Employment  Agreement,  dated as of January  19,  1998,  between  TSI
                                            Delaware and John C. De Lano.(7)
             10.14                          Stock Purchase  Agreement,  dated March 31, 1998, among TSI Delaware,
                                            The Cruise Line, Inc. and the shareholders named therein.(8)
             10.15                          Employment  Agreement,  dated as of April 1, 1998, among TSI Delaware and Spencer Frazier.(9)
             10.16                          Purchase Agreement by and among TSI Delaware and Lexington Services
                                            Associates, Ltd., a Texas limited partnership (the "Partnership"), and the Partnership's partners dated as of June 1, 1998.(9)
             10.17                          Employment  Agreement,  dated  as  of  July  25,  1998,  between
                                            TSI Delaware and George Del Pino(10)
             11                             Schedule of Computations of Earnings Per Share.(7)
             21                             Subsidiaries of TSI Delaware.(11)
             23.1                           Consent of Arthur Andersen LLP.(12)
             23.2                           Consent of Ernst & Young LLP.(12)
             99.1                           TSI  Delaware's   Registration   Statement  on  Form  S-1  (File  No.
                                            333-56567).(12)
             99.2                           TSI Delaware's Proxy Statement for the 1998 Annual meeting of Stockholders of TSI Delaware held on July 28, 1998.(12)
             99.3                           TSI  Delaware's  Quarterly  Report on Form 10-Q for the quarter ended
                                            September 30, 1998.(12)
             99.4                           TSI  Delaware's   Registration   Statement  on  Form  S-3  (File  No.
                                            333-61337).(12)

              ------------

                                       14

                  (1) Incorporated by reference to the same Exhibit number filed on May 14, 1997, with TSI Delaware's Registration Statement on Form S-1 (File no. 333-27125).
                  (2) Incorporated by reference to the same Exhibit number filed on July 1, 1997 with TSI Delaware's Registration Statement on Form S-1 (File no. 333-27125).
                  (3) Incorporated by reference to the exhibit filed with TSI Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
                  (4) Incorporated by reference to the exhibit filed with TSI Delaware's Quarterly Report for the quarter ended September 30, 1997.
                  (5) Incorporated by reference to the exhibit filed on November 19, 1997 with TSI Delaware's Form 8-K.
                  (6) Incorporated by reference to the exhibit filed on February 9, 1998 with TSI Delaware's Form 8-K.
                  (7) Incorporated by reference to the exhibit filed with TSI Delaware's Annual Report on Form 10-K for the year ended December 31, 1997.
                  (8) Incorporated by reference to the exhibit filed on March 31, 1998 with TSI Delaware's Form 8-K.
                  (9) Incorporated by reference to the same exhibit number filed with TSI Delaware's Registration Statement on Form S-1 (File No. 333-56567).
                  (10) Incorporated by reference to the exhibit filed with TSI Delaware's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
                  (11)     Previously filed.
                  (12)     Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    TRAVEL SERVICES GROUP, INC. (TO BE RENAMED
                                    "TRAVEL SERVICES INTERNATIONAL, INC." UPON
                                    CONSUMMATION OF THE REINCORPORATION AND
                                    MERGER DESCRIBED ABOVE)

Date:  December 21, 1998            By:      /s/ JILL M. VALES
                                       -----------------------------------------
                                    Name:    Jill M. Vales
                                    Title:   Senior Vice President and
                                             Chief Financial Officer

                                 EXHIBIT INDEX

EXHIBIT         DESCRIPTION
-------         -----------

  23.1          Consent of Arthur Andersen LLP.
  23.2          Consent of Ernst & Young LLP.
  99.1          TSI Delaware's Registration Statement on Form  S-1 (File No.
                333-56567).
  99.2 TSI Delaware's Proxy Statement for the 1998 Annual meeting of Stockholders of TSI Delaware held on July 28, 1998.
  99.3 TSI Delaware's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  99.4          TSI Delaware's Registration Statement on Form S-3 (File No.
                333-61337).